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Investor/Media Contact:

Brandon Thompson

Investor Relations Partners

Phone: 844-565-5665

bthompson@irpartnersinc.com

FOR IMMEDIATE RELEASE

April 11, 2017

IMMUNE THERAPEUTICS, INC. STRENGTHENS BALANCE SHEET WITH DEBT SETTLEMENT

ORLANDO, Florida, April 11, 2017 — Immune Therapeutics, Inc. (OTCQB: IMUN), a clinical-stage biopharmaceutical company developing therapies for a range of conditions using LodonalTM, its proprietary formulation of lower-dose naltrexone, today announced, that has further strengthened its balance sheet by settling an outstanding long-term debt. As a result, the Company has settled the majority of its outstanding convertible long-term debt, putting the Company on firm financial ground to move ahead with its business plan.

On April 3, 2017, Immune Therapeutics settled its convertible debt with Marshall Faulk (“the Noteholder”). Immune@ Therapeutics defaulted when it was unable to repay the remaining note and late-payment penalties at maturity.

Under the settlement agreement, the Noteholder agreed to assign the note to an existing IMUN shareholder in exchange for $150,000 in cash and two million shares of IMUN stock in full settlement (including late fees and other penalties that exceeded $2.0 million at March 31, 2017). The existing shareholder then wrote a note with the Company for $150,000 dollars at 2% interest annually. The terms of this new note are consistent with the note signed by the same major shareholder for the payoff of JMJ in December of 2016.

“Immune Therapeutics is pleased to have this issue behind us. We expect the agreement will mitigate investor concerns over certain variable terms of this previous debt arrangement,” noted Noreen Griffin, CEO of Immune Therapeutics.

“More importantly, we are making significant progress towards receiving final approval to begin commercialization in Africa. Our recent operating achievements coupled with the ongoing financial support received from our key shareholders, should contribute to a strong second quarter. With our improved financial footing, we are preparing to file for additional opportunities for Lodonal in Africa for the near future,” added Ms. Griffin.

About Immune Therapeutics, Inc.

Immune Therapeutics, Inc. (OTCQB: IMUN) is a clinical-stage biopharmaceutical company developing its proprietary version of lower-dose naltrexone Lodonal as standalone and conjunctive therapy in patients with a wide variety of conditions including HIV/AIDS, autoimmune diseases, cancer, neurodegenerative conditions and other inflammatory conditions. Lodonal is a novel compound with a unique mechanism of action and has clinical data on over 400 patients in several clinical studies. The drug has a favorable safety profile, is well tolerated by patients and has demonstrated efficacy in at least one clinically meaningful endpoint.

Forward-Looking Statements

This release may contain forward-looking statements. Actual results may differ from those projected due to a number of risks and uncertainties, including, but not limited to, the possibility that some or all of the matters and transactions considered by the Company may not proceed as contemplated, and by all other matters specified in the Company’s filings with the Securities and Exchange Commission. These statements are made based upon current expectations that are subject to risk and uncertainty. The Company does not undertake to update forward-looking statements in this news release to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking information. Assumptions and other information that could cause results to differ from those set forth in the forward-looking information can be found in the Company’s filings with the Securities and Exchange Commission (www.sec.gov), including its recent periodic reports.